Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR ARE IN COMPLIANCE WITH AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Up to US$5,000,000.00	Date of Issuance: January 15, 2026

FOR VALUE RECEIVED, VIVOS THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby promises to pay to V-CO INVESTORS 3 LLC, a Wyoming limited liability company, or permitted assigns (the “Lender”) the maximum base principal sum of up to Five Million Dollars ($5,000,000) (the “Maximum Principal Amount”) together with accrued and unpaid interest (“Interest”) on the Principal amount actually funded, on demand in accordance with the terms of this Convertible Promissory Note (this “Note”). Interest shall only begin to accrue upon the occurrence of an Event of Default at a simple interest rate equal to fifteen percent (15%) per annum. Interest shall be computed on the basis of a 365-day year (or 366-day year, as appropriate) applied to actual days elapsed.

1. Purpose. The purpose of this Note is to provide short-term advanced funding to the Company in connection with a proposed equity financing of the Company totaling up to $5,500,000 (currently anticipated, but not for purposes of the Note required, to be sponsored by the Lender or its affiliates, the “Financing”) that is expected to be completed no later than February 16, 2026 (the “Outside Date”). At any given time through close of business on the Outside Date, Lender shall advance funds and confirm such amount in advance to the Company up to the Maximum Principal Amount. It being agreed that $900,000 of the Maximum Principal Amount shall be advanced on the Date of Issuance. Notwithstanding the foregoing, the Lender will offset all unreimbursed accumulated out of pocket expenses incurred to date by Seneca Partners related to its activities with Vivos (and will provide Vivos with a schedule supporting such expenses).

At any given time, the “Principal” shall reflect the amount funded by Lender to the Company as of the date thereof plus a bridge financing fee (which shall be treated as an original issuance discount) of ten percent (10%) of the amount funded, as shown on Schedule A hereto. Schedule A shall be amended from time to time through the Outside Date as the Lender advances additional funds.

2. Due on Demand. The Company shall pay to the order of the Lender the unpaid Principal, together with all Interest, immediately ON DEMAND given by the Lender to the Company. The Lender may not demand payment prior to the Outside Date.

3. Payment. All payments shall be made in cash in lawful money of the United States of America at the principal office of Lender at 18000 Mack, Grosse Pointe, MI 48230, or at such other place as the holder hereof may from time to time designate in writing to the Company or by wire transfer of immediately available funds to an account designated in writing by the Lender. Payment shall be credited first to accrued and unpaid Interest (if any) and second to Principal. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. The Company’s obligations hereunder are absolute and unconditional and shall not be subject to setoff, recoupment or counterclaim. Following the Outside Date, all Principal and any accrued Interest may be prepaid in whole or in part without penalty.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. The Company shall fail to pay, when due, any Interest payment, Principal payment or other payment required under the terms of this Note on demand and such payment shall not have been made within three (3) business days of the Company’s being given notice of such failure to pay; or

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 4(b) of this Note) in any material respect, and such failure shall continue for five (5) business days after the Company’s being given notice of such failure; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (v) take any action for the purpose of effecting any of the foregoing; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

5. Rights of Lender upon Default. Upon the occurrence of any Event of Default:

(a) Described in Sections 4(d) or 4(e) and at any time thereafter during the continuance of such Event of Default, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(b) Described in Sections 4(a), 4(b), or 4(c) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

In addition to the foregoing remedies in this Section 5, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any other right, power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Intentionally Omitted.

7. Use of Proceeds. The proceeds of the loan from Lender evidenced by this Note shall be used solely for general working capital purposes.

8. Automatic Conversion of the Note Upon Completion of Financing.

(a) Automatic Conversion. If the Financing is completed prior to the Outside Date, this Note shall automatically and without any further action of the Lender or the Company necessary be exchanged on a dollar-for-dollar basis based on the Principal then outstanding for the equity instruments issued in connection with the Financing (the “Conversion”).

(b) Mechanics and Effect of Conversion. Upon Conversion of this Note, Lender shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and a customary affidavit as to such loss, stealing or destruction); provided, however, that upon such Conversion, this Note shall be deemed exchanged and converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence, and the Company will be forever released from all of its obligations and liabilities under this Note for payment of any Principal or accrued Interest.

9. Amendments and Waivers. The amendment of any term of this Note shall only be effective if made in a writing signed by the Company and Lender. The Company agrees that any delay on the part of Lender in exercising any rights hereunder will not operate as a waiver of such rights. Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

10. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that neither the Company nor the Lender may assign or transfer this Note or any of its obligations hereunder without the prior written consent of the other party.

11. Usury. If it shall be found that any Interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of Interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the Principal or Interest on this Note.

12. Expenses. Lender shall be entitled to recover from the Company all fees, costs and expenses, including legal expenses, of preparing this Note (up to a maximum of $10,000 in the aggregate) and enforcing any provision under or with respect to this Note, or collecting any amount due thereunder, including, without limitation, reasonable fees and expenses of attorneys, which shall include, without limitation, all fees, costs and expenses of appeals.

13. Governing Law; Jurisdiction. This Note will be governed by, construed in accordance with and interpreted under and consistent with the laws and decisions of the State of Delaware, without regard to the choice of law provisions thereof. The parties irrevocably agree, and hereby consent and submit to the exclusive jurisdiction of the state and federal courts in the City of Denver, Colorado, with regard to any actions or proceedings arising from, relating to or in connection with the enforcement and/or interpretation of the provisions of this Note and the transactions contemplated herein.

14. Electronic Copy. Any electronic copy of this Note shall be fully enforceable to the same extent as an originally executed version physically delivered in person; provided, that all copies hereof shall constitute one and the same instrument. Any electronic execution or delivery of this Note shall be fully effective to the same extent as the physical execution and in-person delivery of this Note. The Company hereby waives any defense or claim to the contrary. If this Note is executed or delivered electronically, the Company shall, upon Lender’s request, physically deliver to Lender an originally executed version of this Note. If no original of this Note has been delivered to Lender, any requirement to surrender or return of this Note may be satisfied by the electronic delivery of an electronic copy of this Note.

15. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

16. Entire Agreement. This Note represents the complete and integrated agreement of the Company and the Lender with respect to the matters contemplated hereby, superseding and replacing in all respects any prior discussions, promises, covenants or agreements of the Company and the Lender with respect to such subject matter.

[Signature Page Follows]

This Convertible Promissory Note has been executed as of the date first written above.

VIVOS THERAPEUTICS, INC.

By:	/s/ Bradford Amman
Name:	Bradford Amman
Title:	CFO

Schedule A

Principal

Funding Date	Amount Funded	10% OID	Total Principal
January 15, 2026	$900,000	$90,000	$990,000